EXHIBIT 99

Date October 27, 2011

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO
330-364-7777 or trent@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For
Three Months Ended September 30, 2011

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank, reported net earnings for the three months ended September 30, 2011, of $368,000, or diluted earnings per share of $.36, compared to net earnings of $414,000, or $.41 per diluted share, for the comparable three-month period in 2010. The $46,000, or 11.1%, decrease in net earnings resulted from increases of $77,000, or 5.5%, in noninterest expense and $57,000, or 30.7%, in the provision for losses on loans and a decrease of $84,000, or 22.0%, in noninterest income, which were partially offset by an increase of $149,000, or 8.1%, in net interest income and a decrease of $23,000, or 10.7%, in the provision for federal income taxes.

The increase in net interest income was primarily due to the rates on interest bearing liabilities declining faster than the yields on interest earning assets.  On an annualized basis, yields on interest earning assets decreased approximately 46 basis points period to period while the cost of interest bearing liabilities decreased approximately 55 basis points.

The decrease in noninterest income was primarily the result of a $97,000, or 37.3%, decrease in gain on sale of loans, , which was partially offset by a $15,000, or 16.0%, increase in service charges on deposit accounts.  The decrease in gain on sale of loans resulted from a 52.5% decrease in loans sold into the secondary mortgage market due to a significant decrease in the number of newly originated and refinanced loans in the current economic climate.

The increase in the provision for loan losses was due to management’s assessment of the loan portfolio, delinquency rates, net charge-offs, the adequacy of the existing allowance and current economic conditions.  Net charge-offs were $451,000 for the quarter ended September 30, 2011, and $77,000 for the comparable quarter in 2010.  A large portion of the charge-offs in the 2011 period were previously allocated specific reserves.  The decision to charge-off these loans was due to continued evaluation of the borrower’s ability to repay and economic circumstances. Non-performing loans were $1.8 million, or .82%, of total assets at June 30, 2011, compared to $2.0 million, or .89%, of total assets at September 30, 2011.

FFD Financial Corporation
Earnings Release 10/27/11

FFD Financial Corporation reported total assets of $225.3 million at September 30, 2011, an increase of $5.8 million over the June 30, 2011 balance.  Cash and cash equivalents increased to $20.1 million at September 30, 2011 from $16.3 million at June 30, 2011.  Mortgage-backed securities remained relatively constant at $6.3 million at June 30, 2011 compared to $6.2 million at September 30, 2011.  Investment securities decreased from $6.0 million at June 30, 2011 to $2.0 million at September 30, 2011 because investment securities called during the quarter ended September 30, 2011 were not replaced.  Loans receivable, net, increased $5.5 million from June 30, 2011 to $187.5 million at September 30, 2011.  Loans held for sale increased to $812,000 at September 30, 2011 from none at June 30, 2011. Total liabilities increased by $5.4 million from the June 30, 2011 balance, to $206.0 million at September 30, 2011, and included deposits of $190.4 million, up from $185.0 million at June 30, 2011.  Shareholders’ equity was $19.2 million at September 30, 2011, a 1.4% increase over the June 30, 2011 balance of $19.0 million.

The coverage ratio for loan losses, or the allowance for loan losses as a percentage of total loans, decreased to 1.04%, at September 30, 2011, from 1.18% at June 30, 2011.  The decrease was primarily attributable to the charge-off of impaired loans which had $303,000 of specific reserves allocated to them in prior periods.  An increase of $96,000 in general reserves was recorded on non-impaired loans during the quarter ended September 30, 2011 as compared to the prior quarter largely in response to loan portfolio growth.  Overall delinquency improved to 1.17% of total loans at September 30, 2011 compared to 1.19% at June 30, 2011.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF.  First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin.  The Corporation maintains an interactive web site at www.onlinefirstfed.com

321 N. Wooster Avenue, Post Office Box 38
Dover, OH 44622
330-364-7777     www.onlinefirstfed.com
NASDAQ: FFDF

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(unaudited)

	September 30,	June 30,
ASSETS	2011	2011
Cash and cash equivalents	$20,117	$16,296
Investment securities	2,006	6,021
Mortgage-backed securities	6,226	6,308
Loans receivable, net	187,536	182,226
Loans held for sale	812	-
Other assets	8,574	8,685

Total assets	$225,271	$219,536

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$190,382	$185,043
Borrowings	13,713	13,767
Other liabilities	1,933	1,755
Total liabilities	206,028	200,565
Shareholders’ equity	19,243	18,971

Total liabilities and shareholders’ equity	$225,21	$219,56

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(unaudited)

	Three months ended
	September 30,
	2011	2010

Total interest income	$2,646	$2,699

Total interest expense	662	864

Net interest income	1,984	1,835

Provision for losses on loans	243	186

Net interest income after provision for losses on loans	1,741	1,649

Noninterest income	297	381

Noninterest expense	1,478	1,401

Earnings before income taxes	560	629

Federal income taxes	192	215

NET EARNINGS	$368	$414

EARNINGS PER SHARE
Basic	$0.36	$0.41

Diluted	$0.36	$0.41

321 N. Wooster Avenue, Post Office Box 38
Dover, OH 44622
330-364-7777     www.onlinefirstfed.com
NASDAQ: FFDF